                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


               NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP

                                    ("BUYER")

                                       AND

                              PCI ONE INCORPORATED

                                   ("SELLER")
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                               TABLE OF CONTENTS


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
Section 1.   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
             1.1    Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
             1.2    Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                    1.2.1  Cash and Cash Equivalents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                    1.2.2  CATV Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                    1.2.3  CATV Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                    1.2.4  Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                    1.2.5  Seller Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                    1.2.6  Intangibles   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
             1.3    Basic Package Services   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
             1.4    Basic Service Tier   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
             1.5    Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.6    CATV   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.7    CATV Systems   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.8    CLI Rules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.9    Closing and Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.10   Code   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.11   Equivalent Billing Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.12   Equivalent Subscribers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
             1.13   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             1.14   Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             1.15   FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             1.16   Monthly Revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
             1.17   Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.18.  Pay-TV Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.19   Pay-TV Subscribers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.20   Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.21   Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.22   Seasonal Subscribers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.23   Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.24   Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
             1.25   Seller's Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Section 2.   Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             2.1    Agreement to Purchase and Sell   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             2.2    Assets to Be Sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Section 3.   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
             3.1    Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    3.1.1  Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    3.1.2  Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6



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
             3.2    Adjustments and Prorations to the Purchase Price at Closing  . . . . . . . . . . . . . . . . . . . . . . . 6
                    3.2.1  Shortfall Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                    3.2.2  Prorations and Other Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
             3.3    Post-Closing Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                    3.3.1  Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                    3.3.2  Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                    3.3.3  Continuing Offset Rights of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
             3.4    Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Section 4.   Assumption of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             4.1    Assignment and Assumption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
             4.2    Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                    4.2.1  Buyer's Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                    4.2.2  Termination of or Indemnification Against Agreements not Assumed  . . . . . . . . . . . . . . . .  11
             4.3    Sales and Transfer Taxes; Third-Party Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 5.   Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
             5.1    Organization and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
             5.2    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
             5.3    No Breach or Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
             5.4    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
             5.5    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    5.5.1  Zoning  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    5.5.2  Access; Utilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    5.5.3  Effectiveness of Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    5.5.4  Easements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    5.5.5  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
             5.6    Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             5.7    CATV Instruments and Seller Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    5.7.1  Effectiveness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    5.7.2  Copies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    5.7.3  Status of CATV Instruments and Seller Contracts Not Assumed   . . . . . . . . . . . . . . . . . .  15
             5.8    FCC Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    5.8.1  General Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    5.8.2  CLI Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    5.8.3  Tests and Compliance with Standards   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    5.8.4  System Repair   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    5.8.5  Payment of Fines  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
             5.9    Copyrights, Patents and Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    5.9.1  Copyright Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    5.9.2  Copyright Infringement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    5.9.3  Payment of Fines and Copyright Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    5.9.4  Patents, Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             5.10   Assets and CATV Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                    5.10.1 Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
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
                    5.10.2 Cable Plant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             5.11   Litigation and Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             5.12   Tax Returns; Other Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
             5.13   Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
             5.14   Employment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    5.14.1 Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    5.14.2 Employment Relationship   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    5.14.3 Unions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    5.14.4 Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.14.5 Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.14.6 Seller's Responsibility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.14.7 Health Care Continuation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.14.8 Miscellaneous Federal Acts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    5.14.9 FCC Filings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             5.15   Subscribers Fees and Rates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             5.16   Insolvency Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             5.17   Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             5.18   Effect of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             5.19   Citizenship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             5.20   Overbuilds; Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
             5.21   Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             5.22   Free CATV Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             5.23   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

Section 6.   Buyer's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             6.1    Organization and Authority   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             6.2    Litigation and Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             6.3    Finders and Brokersa   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             6.4    Status of Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             6.5    Effect of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             6.6    Citizenship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Section 7.   Conduct Pending Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             7.1    Access to Premises and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             7.2    Continuity and Maintenance of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             7.3    Existing Relationships   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             7.4    Employees; Employment Relationship   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             7.5    Buyer's Right to Employ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
             7.6    Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
             7.7    News Releases and Media Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
             7.8    Written, Executed Easements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 8.   Closing; Closing Date; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
             8.1    Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
             8.2    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
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
             8.3    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section 9.   Seller's Obligations At and Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
             9.1    Transaction Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
             9.2    Closing Documents Checklist  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
             9.3    Security Interest Searches   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
             9.4    Tax Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 10.  Buyer's Obligations At Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

Section 11.  Conditions of Buyer's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
             11.1   Tests and Inspections Before Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    11.1.1 Technical Tests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    11.1.2 Environmental Site Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    11.1.3 Financial Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    11.1.4 Due Diligence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
             11.2   Approvals and Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    11.2.1 Franchises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    11.2.2 Other Required Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
             11.3   Performance by Seller of Covenants and Accuracy of Representations and Warranties  . . . . . . . . . . .  30
                    11.3.1 Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    11.3.2 Operability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.3.3 Restraint of Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.3.4 No Governmental Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.3.5 Equivalent Subscribers and Monthly Revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.3.6 Updated Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.3.7 Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
             11.4   Conveyance of Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.4.1 Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                    11.4.2 Title Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
             11.5   Financing Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

Section 12.  Conditions of Seller's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
             12.1   Performance by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
             12.2   Buyer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
             12.3   Operability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
             12.4   Restraint of Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             12.5   No Governmental Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             12.6   Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 13.  Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 14.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             14.1   Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . .  33

             14.2   Limitations of Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             14.3   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             14.4   Defense of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
             14.5   Extension of Due Date of Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
             14.6   Dispute Resolution Regarding Indemnification Claims  . . . . . . . . . . . . . . . . . . . . . . . . . .  37
             14.7   Offset   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

Section 15.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.1   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.2   Assignment and Delegation of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.3   Entire Agreement; Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.4   Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.5   Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.6   Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
             15.7   Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             15.8   Execution in Multiple Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             15.9   Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             15.10  Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             15.11  Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             15.12  Captions and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             15.13  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             15.14  Legal Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
             15.15  Severability; Invalidity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
             15.16  Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
             15.17  Seller's Best Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement is made as of August 15, 1995, by and among NORTHLAND CABLE PROPERTIES FIVE LIMITED PARTNERSHIP, a Washington limited partnership, and PCI ONE INCORPORATED, a California corporation.

                                    RECITALS

         A. PCI One Incorporated currently is engaged in the business of providing cable television service in or around the communities of Gilkey, Harris and nearby unincorporated areas of Rutherford County, North Carolina near Forest City, Rutherfordton and Union Mills.

         B. Northland Cable Properties Five Limited Partnership desires to purchase, and PCI One Incorporated desires to sell and convey, substantially all of the assets of the CATV Systems (as defined herein) used or useful in connection with such cable television business, all as more particularly described below.

                                   AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

         For the purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to them below (terms defined in the singular shall have the same meanings when used in the plural, and vice versa):

         1.1 Agreement shall mean this Asset Purchase Agreement, as amended, supplemented or modified from time to time, including all agreements, instruments and documents delivered in connection with this Agreement and all Schedules and Exhibits annexed hereto.

         1.2 Assets shall mean all properties, privileges, rights and interests, real and personal, tangible and intangible, of every type and description in which Seller has any right, title or interest, and that are owned, held, used, or useful in the CATV Systems as of the Closing Date, including without limitation the items which are listed in Schedule 1.2, but excepting only the Excluded Assets as defined in Section 1.14, and the following:

                   1.2.1 Cash and Cash Equivalents. All cash and cash equivalents held by Seller and relating to converter and other subscriber deposits (but only to the extent the refund obligations for the same are assumed by Buyer), all subscriber prepayments, advertising prepayments and other prepaid revenues, including but not limited to those Cash Equivalents described in Schedule 1.2, but not including cash on hand, all accounts receivable existing as of Closing with respect to the CATV Systems, accounts or investments of any kind that are not otherwise Cash Equivalents;

                   1.2.2 CATV Instruments. Franchises, pole attachment rights, licenses, crossing permits, service agreements, retransmission consent agreements and all intangible CATV channel distribution rights or privileges owned, used or held for use by Seller, with respect to the CATV Systems, all of which are described in Schedule 1.2;

                   1.2.3 CATV Equipment. All tangible property, furniture, fixtures, office equipment and supplies, electronic devices, strand, trunk, feeder, drop and other distribution cable, towers, antennae, poles, amplifiers, power supplies, conduit, vaults, pedestals, grounding and pole hardware, "headend" (origination, earth stations, transmission and distribution system) hardware, motor and other vehicles, tools, construction equipment, test equipment, maintenance equipment, spare parts, inventory and other personal property and facilities owned, leased, used, or held for use in the CATV Systems, including without limitation subscribers' devices to the extent owned by Seller (including, without limitation, converters, encoders, transformers behind TV sets and fittings), all of which are described in Schedule 1.2;

                   1.2.4 Real Property. All realty, including appurtenances, improvements, and fixtures located thereon, easements, and other such items, owned or leased by Seller and used or held for use in the CATV Systems, including Seller's fee and leasehold interests therein, all of which are described in Schedule 1.2;

                   1.2.5 Seller Contracts. All contracts, agreements and other arrangements pertaining to the lawful ownership, operation and maintenance of the CATV Systems or used in the CATV Systems, all of which are described in Schedule 1.2; and

                   1.2.6 Intangibles. All general intangibles including, but not limited to, subscriber lists, accounts receivable, notes receivable, options, claims, trade names other than those listed in Schedule 1.14 (including any derivatives thereof), patents, copyrights, registered trademarks, and goodwill.

         1.3 Basic Package Services shall mean the package of cable television programming, including broadcast and satellite service programming (but excluding premium or pay-television programming) sold to the greatest number of subscribers of the CATV Systems for a fixed monthly fee, as more particularly described in Schedule 1.7.

         1.4 Basic Service Tier shall mean that level of cable services, offered at the rate set forth in Schedule 1.7, that includes only (a) the signals of off-air television broadcast stations, (b) the signals of television broadcast stations that are secondarily transmitted by a satellite carrier beyond the local service area of such stations, (c) local origination channels, and (d) public, educational and governmental access channels.

         1.5 Buyer shall mean Northland Cable Properties Five Limited Partnership, a Washington limited partnership, or any affiliated corporation or partnership to which Northland Cable Properties Five Limited Partnership may assign its rights and obligations pursuant to Section 15.2.

         1.6       CATV shall mean cable television.

         1.7 CATV Systems shall refer to (a) Seller's complete CATV reception and distribution systems as presently conducted by Seller in or around the communities of Gilkey, Harris and nearby unincorporated areas of Rutherford County, North Carolina near Forest City, Rutherfordton and Union Mills, consisting of one or more headends, trunk cable, feeder cable, microwave transmission and reception facilities, drops and associated electronic equipment, which are, or are capable of being, operated as an independent system without interconnections to other CATV systems; and (b) all of the Assets and business of such systems, as more particularly described in Schedules 1.2 and 1.7.

         1.8 CLI Rules shall refer to the Cumulative Leakage Index ("CLI") standards under currently effective FCC rules and regulations.

         1.9 Closing and Closing Date shall refer to the meeting for the purpose of concluding the transactions contemplated by this Agreement, to be held at the place and on the date specified in Section 8.1. The day on which such meeting takes place shall be referred to as the "Closing Date."

         1.10 Code shall mean the Internal Revenue Code of 1986, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

         1.11      Equivalent Billing Units shall mean the units described on
Schedule 1.11, as the same may be updated at Closing pursuant to Section 15.9.

         1.12 Equivalent Subscribers shall mean, with respect to the CATV Systems, the sum of:

                   (a) the number of single family households (exclusive of "additional outlets" or "second connects" and "pending disconnects," as such terms are commonly understood in the CATV industry) subscribing to Basic Package Services of the CATV Systems and paying the full or senior citizen monthly price for such services in accordance with standard rates generally charged by Seller throughout the CATV Systems, provided, that no part of the account exceeding the lesser of 5% or $5 of the total monthly billings is more than sixty
         (60) days past due from the original due date as stated on such billing, and provided further, that such households have paid at least one (1) month's payment for Basic Package Services in full without discount and all installation charges billed therefor; and

                   (b) the number obtained by dividing (i) the aggregate amount billed by Seller to Seasonal Subscribers over the twelve month period immediately preceding the Closing Date for Basic Package Services (excluding Pay-TV Services, installation, re-connection and other non-recurring charges), by (ii) the product of (A) the full monthly rate charged to single family households in the CATV Systems for Basic Package Services, multiplied by (B) twelve; provided, that no part of the account of any Seasonal Subscriber exceeding the lesser of 5% or $5 of the total monthly billings is more than sixty (60) days past due from the original due date as stated on such billing; and

                   (c)    the number of Equivalent Billing Units.

         1.13 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

         1.14 Excluded Assets shall include Seller's cash on hand at Closing, but only to the extent that such cash does not constitute Cash Equivalents under Section 1.2.1, the names listed in Schedule 1.14 and all derivatives thereof, assets utilized by Seller or an affiliate of Seller in connection with the operation of the CATV Systems and which are physically located in their respective California, Tennessee and New Jersey offices, and those assets, and only those assets (including a regional bucket truck), mutually agreed to by the parties and listed in Schedule 1.14.

         1.15      FCC shall mean the Federal Communications Commission.

         1.16      Monthly Revenue shall mean the sum of:

                   (a) the monthly average of the total revenues (as defined under generally accepted accounting principles, but not including any sales or similar taxes collected by Seller on behalf of any governmental entity) earned by the CATV Systems (except for revenue earned from Seasonal Subscribers in the CATV Systems) during the three
         (3) full calendar months immediately preceding the Closing Date from
         (i) recurring monthly subscription payments earned from the CATV Systems' Equivalent Subscribers and Pay-TV Subscribers, and (ii) the other operations of the CATV Systems; plus

                   (b) one-twelfth (1/12) of the total annual revenues (as defined under generally accepted accounting principles, but not including any sales or similar taxes collected by Seller on behalf of any governmental entity) earned by the CATV Systems from Seasonal Subscribers during the twelve (12) full calendar months immediately preceding the Closing Date;

provided, however, that such revenue shall be counted in the determination of Monthly Revenue only to the extent that the CATV Systems' charges to customers for any equipment and/or services subject to regulation, have not been found to be in violation of the applicable rate regulation rules of the FCC.

         1.17 Note shall mean the unsecured, non-negotiable, non-assignable, non-interest bearing promissory note made by Buyer and payable to Seller, as more particularly described in Section 3.1.2.

         1.18. Pay-TV Services shall mean one or more additional channels of programming commonly known as premium or pay- television programming channels not otherwise made available to Equivalent Subscribers without the payment of monthly fees in addition to the fee for Basic Package Services.

         1.19 Pay-TV Subscribers shall mean the sum of (a) the number of Equivalent Subscribers who are paying to receive one or more Pay-TV Services, and (b) the number of such Pay-TV Services in excess of one for which each such Equivalent Subscriber is paying, provided, that no part of the payment for such Pay-TV Services exceeding the lesser of 5% or $5 of the total monthly billings is more than sixty (60) days past due from the original due date as stated on such billing, and provided further, that such subscriber has paid at least one
(1) month's regular charges for such services and all installation charges billed therefor.

         1.20 Purchase Price shall mean the total consideration payable by Buyer to Seller for the transactions contemplated in this Agreement, as more particularly described in Section 3.1.

         1.21 Required Consents shall mean the written consents of the governmental authorities and other third parties necessary or required for Buyer to conduct the business of the CATV Systems, as more particularly described in Section 5.6.

         1.22 Seasonal Subscribers shall mean only those subscribers in the CATV Systems who during the twelve calendar months immediately preceding the Closing Date have contracted with Seller to receive Basic Package Services for a period of not less than two months, and who have purchased at least Basic Package Services.

         1.23 Security Interest shall mean any mortgage, deed-of-trust, lien, security agreement, limitation, pledge, hypothecation, assignment for security purposes, option, put, charge, restrictive agreement, capital or financing lease arrangement, restriction, priority, encumbrance, adverse interest, claim, restraint on transfer, or claim of any kind or nature whatsoever (including, without limitation, any agreement to give or suffer to exist any of the foregoing) against title with respect to any Asset to be sold under this Agreement.

         1.24 Seller shall mean PCI One Incorporated, a California corporation.

         1.25 Seller's Lender shall mean National Westminster Bank USA, a national banking association.

SECTION 2.          SALE OF ASSETS

         2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, at Closing Buyer shall purchase the Assets from Seller, and Seller shall sell, transfer, assign, convey and deliver the Assets to Buyer.

         2.2 Assets to Be Sold. Except as otherwise specifically provided in this Agreement, all of the Assets are intended to be sold, transferred, assigned, conveyed and delivered to Buyer, whether or not described in the Schedules to this Agreement.

SECTION 3.  PURCHASE PRICE

         3.1 Purchase Price. Buyer shall pay to Seller total consideration of One Million Three Hundred One Thousand Dollars ($1,301,000) (the "Purchase Price") for the Assets, as adjusted pursuant to Sections 3.2 and
3.3.  The Purchase Price shall be paid as follows:

                   3.1.1 Cash. At Closing, Buyer shall pay to Seller One Million Two Hundred Sixty Nine Thousand Dollars ($1,269,000) as adjusted pursuant to Section 3.2, by wire transfer of immediately available funds on the Closing Date; and

                   3.1.2 Note. At Closing, Buyer shall execute and deliver to Seller an unsecured, non-negotiable, non-assignable, non-interest bearing promissory note in the principal amount of Thirty Two Thousand Dollars ($32,000), due and payable one hundred twenty (120) days following Closing and in substantially the form of Exhibit G. The Note shall be subject to offset as described in Section 3.3.3. Upon the request of Buyer, Seller, at Closing, shall enter into a subordination agreement with Buyer's senior lender, reasonably acceptable to Seller, Buyer and Buyer's senior lender, providing that the Note and any right to payment thereunder shall be fully subordinated to the interest of Buyer's senior lender.

         3.2       Adjustments and Prorations to the Purchase Price at Closing

                   3.2.1 Shortfall Adjustments. Northland Communications Corporation, the managing general partner of Buyer, originally negotiated the transactions contemplated by this Agreement as a part of a larger transaction with Seller and its affiliates. Such other transactions are reflected in those certain Asset Purchase Agreements, of even date herewith, (i) between Phoenix Cable Income Fund and Northland Premier Cable Limited Partnership, (ii) between Phoenix Cable Income Fund and Northland Cable Television, Inc., and (iii) between Phoenix Cable Income Fund and Buyer (the collective transactions represented by this Agreement and such other agreements shall be referred to in this Section 3.2.1 and Sections 8.2 and 11.3.5 as the "Aggregated Systems"). Although Seller has consented to the allocation of portions of the Aggregated Systems to Buyer and its affiliates, Seller nevertheless has required that no shortfall adjustments shall be made if the actual aggregate number of Equivalent Subscribers and the actual aggregate Monthly Revenue for the Aggregated Systems are equal to or greater than the aggregated benchmarks of Equivalent Subscribers or the aggregated Minimum Monthly Revenue, as the case may be.

                          (a) If Aggregate Minimum Levels Are Met. If on the Closing Date the actual number of aggregated Equivalent Subscribers and the actual Monthly Revenue for (i) each of the transactions comprising the Aggregated Systems, and (ii) the Aggregated Systems as a whole, meet or exceed the minimum stipulated and aggregated levels for Equivalent Subscribers and Minimum Monthly Revenue, as the case may be, then the Purchase Price and the portion thereof payable to Seller under Section 3.1.1 shall not be adjusted.

                          (b) If Aggregate Minimum Levels Are Not Met. If on the Closing Date the actual number of aggregated Equivalent Subscribers is less than five thousand nine hundred fifty (5,950), or the actual Monthly Revenue for the Aggregated Systems is less than One Hundred Sixty Four Thousand Five Hundred Dollars ($164,500), then the Purchase Price and the portion thereof payable under Section 3.1.1 shall be reduced in accordance with either of the following:

                                  (i)      Subscriber Shortfall Adjustment.  If
         the Aggregated Systems serve fewer than five thousand nine hundred fifty (5,950) Equivalent Subscribers at the Closing Date, to an amount determined by multiplying the Purchase Price by a fraction, the numerator of which is the actual number of Equivalent Subscribers served by the Aggregated Systems at the Closing Date and the denominator of which is five thousand nine hundred fifty (5,950); or

                                  (ii)     Monthly Revenue Shortfall
         Adjustment. If the Aggregated Systems generate less than One Hundred Sixty Four Thousand Five Hundred Dollars ($164,500) of Monthly Revenue at the Closing Date, to an amount determined by multiplying the Purchase Price by a fraction, the numerator of which is the actual Monthly Revenue for the Aggregated Systems at the Closing Date and the denominator of which is One Hundred Sixty Four Thousand Five Hundred Dollars ($164,500).

                          (c) Additional Adjustments among Buyer and Its Affiliates. To the extent that Buyer may make additional Purchase Price increases or reductions in the manner described above, relative to the purchase prices payable by Buyer's affiliates, to account for material variations of actual Equivalent Subscribers or Monthly Revenue among Buyer's affiliates, Seller shall reasonably cooperate with Buyer to accomplish such adjustments; provided, however, that Seller's reasonable cooperation shall in no case require Seller to sustain a purchase price adjustment for the Aggregated Systems where both the aggregate minimum levels of Equivalent Subscribers and Monthly Revenue have been achieved.

                   3.2.2  Prorations and Other Adjustments

                          (a) Prorations. In addition to the adjustments described in Section 3.2.1 and Section 4.1, appropriate adjustments to the Purchase Price and the portion thereof payable under Section 3.1.1 shall be made on a prorata basis as of the Closing Date (or as of such other date as mutually agreed by the parties) to the extent reasonably possible for all prepaid expenses, accrued expenses and prepaid revenue, all as determined in accordance with generally accepted accounting principles, to reflect the principle that all expenses arising out of and all income attributable to the CATV Systems for the period prior to 11:59 p.m. on the Closing Date are for the account of Seller, and that all expenses arising out of and all income attributable to the CATV Systems for the period after 11:59 p.m. on the Closing Date are for the account of Buyer. All overlapping items of income or expense, including without limitation the following, shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. on the Closing Date:

                                        (i)  Prepaid expenses and deposits made
                   prior to Closing, as permitted by the terms hereof, for or in connection with goods or services where all or a part of such goods or services have not been received or used as of the Closing Date (e.g., rents paid in advance for a rental period extending beyond the Closing Date);

                                        (ii)  Liabilities customarily accrued,
                   arising from expenses incurred but unpaid as of Closing, including without limitation liabilities under any and all obligations assumed by Buyer pursuant to Section 4.1 (e.g., rents, sales commissions, fees for business and professional services, and other similar matters);

                                        (iii)  Taxes and utility charges
                   related to the CATV Systems or in respect of any of the Assets (other than state sales taxes that may be due as a consequence of the consummation of the transactions contemplated by this Agreement, and any taxes that may be imposed upon Buyer on the basis of Buyer's income);

                                        (iv)  Deposits made and unearned
                   prepayments received by Seller in connection with any of Seller's obligations assumed by Buyer pursuant to Section 4.1; and

                                        (v)  Franchise fees, copyright
                   payments, pole attachment agreements, railroad and/or highway crossing charges, programming expenses, satellite service fees, antenna space leases, bad debt expenses, billing company charges, and other fees, expenses, costs and charges normally prorated in the sale of the assets of a CATV business.

         No payments or adjustments shall be made with respect to any Excluded Assets.

                          (b) Pre-Closing Procedure. At least five (5) calendar days before Closing, Seller shall notify Buyer of Seller's good faith estimate of (i) the Equivalent Subscribers and the Monthly Revenue as of the Closing Date, and (ii) any adjustments or prorations required by this Section 3.2. If such estimate will result in an adjustment to the Purchase Price, then the amount to be paid by Buyer at Closing shall be preliminarily adjusted by such estimate. Prior to Closing, Seller shall provide Buyer or Buyer's representatives with copies of or reasonable access to all books and records, subscriber work orders, billing reports, bank statements and related documentation as Buyer may reasonably request for purposes of verifying the matters set forth in such notification, but without limiting Seller's obligations hereunder to certify the accuracy of all adjustments. Seller and Buyer shall work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in such notification. At least one (1) day before Closing, Seller shall deliver to Buyer a certificate setting forth (i) the number of Equivalent Subscribers and the Monthly Revenue as of the Closing Date, and (ii) any adjustments or prorations required by this Section 3.2 to which the parties have mutually agreed.

                          (c) Accounts Receivable. In addition to the Purchase Price, Buyer shall purchase, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of Seller's accounts receivable existing as of Closing with respect to the CATV Systems. For purposes of this Agreement, the age of Seller's accounts receivable shall be measured from the original due date as stated on Seller's billings. The consideration that Buyer shall pay to Seller shall be calculated as follows:

                   (i) For accounts receivable aged 0-30 days, 100% of the aggregate amounts of such accounts receivable;

                   (ii) For accounts receivable aged 31-60 days, 75% of the aggregate amount of such accounts receivable;

                   (iii) For accounts receivable aged 61-90 days, 25% of the aggregate amounts of such accounts receivable; and

                   (iv) For accounts receivable aged over 90 days, 0% of the aggregate amounts of such accounts receivable.

         3.3       Post-Closing Adjustments

                   3.3.1 Procedure. As soon as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a certificate setting forth Buyer's computations of the amount of all prorations and adjustments, if any, called for in Section 3.2. After such certificate has been delivered, Seller shall have a period of fifteen (15) days to review such certificate and to present objections, if any, to Buyer. Buyer shall grant to Seller or Seller's representatives reasonable access to Buyer's books and records as Seller may reasonably request for purposes of verifying such computations. Such certificate shall be final and conclusive unless objected to by Seller in writing within such 15-day period. During the fifteen (15) days after Buyer's receipt of any such written objection from Seller, Seller and Buyer shall attempt to reach agreement upon the proper prorations and adjustments called for in Section 3.2. A payment shall be made by Seller or Buyer within five (5) business days after any such agreement as to the proper undisputed amounts, taking into account any preliminary adjustment for such items made at Closing. If Seller and Buyer are unable to agree upon the proper amount of any such adjustment within such 15-day period, then the amounts in dispute shall be submitted to an accounting firm mutually acceptable to Buyer and Seller, which shall render a written decision to Seller and Buyer within thirty (30) calendar days after it has been retained, which decision shall be final, and whose fees shall be paid one-half by Buyer and one-half by Seller.

                   3.3.2 Property Taxes. If the amount of any real or personal property tax to be prorated is not known on the Closing Date, such tax shall be deemed payable in advance on a calendar or fiscal year basis, as may be utilized by the taxing authority, and shall be apportioned on the basis of the most recent tax assessment; except, however, if there is a re-assessment pending or threatened with respect to the property being taxed, then the parties shall mutually agree to an appropriate apportionment taking into account such pending or threatened re-assessment.

                   3.3.3 Continuing Offset Rights of Buyer. Subject to the terms and conditions of Section 14, Buyer shall have the continuing right to offset or recoup against the Note: (a) for liabilities or expenses of Seller which were undisclosed by Seller prior to Closing and which Buyer in its sole and absolute discretion elects to assume; or (b) for damages suffered or costs incurred (whether or not yet paid) by Buyer for reason of Seller's breach of any provision of this Agreement. After Closing, Buyer shall not have the right to offset or recoup against the Note for further reductions to the Purchase Price pursuant to Section 3.2.1, unless Buyer can reasonably demonstrate that Seller committed fraud or made a knowing misrepresentation. Nothing contained in this Section 3.3.3 shall be deemed to limit or in any way restrict Buyer's right to be indemnified by Seller pursuant to Section 14 of this Agreement to the extent the amount to which Buyer is entitled under Section 14 exceeds the amount actually offset or recouped under this Section 3.3.3.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in such amounts as set forth in Schedule 3.4. Buyer and Seller agree to be bound by such allocation and to file according to Code
Section 1060, all returns and reports with respect to the transaction contemplated by this Agreement, including, but not limited to, all federal, state, and local tax returns, on the basis of such allocation. In the event the Purchase Price is adjusted pursuant to Sections 3.2 or 3.3, the difference shall be allocated among appropriate categories on a prorata basis unless such differences are specifically allocable in whole or in part to a particular category or categories as mutually agreed by Buyer and Seller.

SECTION 4.  ASSUMPTION OF LIABILITIES

          4.1 Assignment and Assumption. All of Seller's obligations with respect to the CATV Systems are set forth in the agreements listed in Schedule
1.2.  Buyer shall assume only the obligations of Seller set forth on Schedule
4.1 that accrue after the Closing Date (the "Assumed Liabilities"). If and to the extent that Seller, in the ordinary course of business, enters into other agreements after the date of this Agreement but before the Closing Date that are not listed on Schedule 4.1 but have terms less than ninety (90) days and have payment or performance obligations that are not material, Buyer shall assume all of such agreements as a part of the Assumed Liabilities. At Closing, Seller shall assign and Buyer shall assume the Assumed Liabilities. Such agreement for assignment and assumption pertaining to CATV Instruments and Seller Contracts shall, to the extent reasonably possible, be in the form of Exhibit B. Such agreement for assignment and assumption pertaining to Real Property shall, to the extent reasonably possible, be in the form of Exhibit C.

         4.2       Limitation of Liability

                   4.2.1 Buyer's Liability. It is expressly understood and agreed that Buyer shall not be liable for, and does not assume, any obligations or liabilities of Seller of any kind or nature, other than (a) Seller's obligations to subscribers of the CATV Systems with respect to (i) subscriber deposits held by Seller (and for which Buyer receives credit) as of the Closing Date which are refundable, and (ii) subscriber advance payments held by Seller (and for which Buyer receives credit) as of the Closing Date for services to be rendered in connection with the operation of the CATV Systems subsequent to the Closing Date; and (b) obligations accruing after Closing under the Assumed Liabilities expressly assumed by Buyer pursuant to the terms of Section 4.1. Except as otherwise set forth herein, Buyer shall be under no obligation to, and shall not, assume any obligation, liability or indebtedness of Seller or the CATV Systems.

                   4.2.2 Termination of or Indemnification Against Agreements not Assumed. Seller in its discretion may terminate as of Closing any and all agreements with third parties which affect the Assets or the CATV Systems which Buyer does not expressly assume; provided, however, any agreements not terminated shall be subject to Seller's representations and warranties set forth in Section 5.7.3.

         4.3 Sales and Transfer Taxes; Third-Party Consents. Seller and Buyer shall each pay one-half of any and all (a) costs, fees, transfer, use and similar taxes, state sales taxes that may be due as a consequence of the consummation of the transactions contemplated by this Agreement, and (b) costs, fees and expenses directly assessed or charged by any governmental authority or any independent third-party in connection with obtaining a Required Consent.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

         5.1 Organization and Authority. Seller is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to transact business in all other jurisdictions in which the failure to so qualify would have a material adverse effect on its business or properties; openly and lawfully does business under the names listed in Schedule 1.14, but no other names; has full power and authority to execute, deliver, and perform this Agreement; has all requisite power and authority to carry on its business as currently conducted and to own, lease, use, and operate the Assets at the places they are located and in the manner in which the CATV Systems are operated; and has taken all corporate action required by law, its articles of incorporation and bylaws and otherwise, as the case may be, and as of Closing shall have used its commercially reasonable efforts to have obtained all Required Consents and shall have received all necessary corporate consents and approvals, including without limitation the approval of all of the shareholders of Seller to authorize the execution, delivery, and performance of this Agreement. With respect to the CATV Systems, Seller has not, within the two (2) year period immediately preceding the date of this Agreement, changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any person, company or entity.

         5.2 Schedules. The Schedules to this Agreement, as the same may be amended or supplemented pursuant to Section 15.9 , list all of the material Assets owned, held, or used for the performance of any CATV Instrument or Seller Contract and for the lawful conduct of the CATV Systems. All Schedules to this Agreement, as the same may be amended or supplemented pursuant to
Section 15.9, are true, accurate, and complete in all material respects.
Seller shall update the Schedules at Closing and certify that such updated Schedules are true, accurate, and complete in all material respects as of the Closing Date.

         5.3 No Breach or Violation. Subject to the rights of Seller's Lender (which rights shall be extinguished simultaneously with Closing), the execution, delivery, and performance of this Agreement will not (a) conflict with or result in a breach or violation by Seller of, or (b) constitute default by Seller under, or (c) create or impose any Security Interest or right of termination, cancellation, or acceleration with respect to any of the Assets pursuant to, any statute, ordinance, rule, regulation, or order, or any material agreement, lease, instrument, document or arrangement affecting the CATV Systems or the Assets or any part thereof, to which Seller is a party or by which Seller or the Assets are bound. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its terms.

         5.4 Title to Assets. Seller has good, marketable and indefeasible title, both legal and equitable, to all of the Assets which are owned, and a valid leasehold interest in all of the Assets which are leased; and the Assets are free and clear of all Security Interests of any kind or nature, subject only to (a) Permitted Exceptions (as defined in Section 11.4.2) with respect to Real

Property, (b) any property taxes not delinquent, and (c) those Security Interests disclosed in Schedule 5.4, which Security Interests shall be removed and released at or prior to Closing, unless assumed by Buyer.

         5.5       Real Property.  With respect to all Real Property:

                   5.5.1 Zoning. To the best of Seller's knowledge, at Closing the Real Property and the improvements located thereon and the continuation of business presently being conducted thereon do not and will not violate any applicable material zoning laws.

                   5.5.2 Access; Utilities. Except as disclosed in Schedule 5.5.2, the Real Property is served by electrical power and services reasonably necessary for the normal and intended use of the Real Property in connection with the operation of the CATV Systems.

                   5.5.3 Effectiveness of Leases. All leases of Real Property are currently in full force and effect and are valid and enforceable in accordance with their respective terms under all applicable laws. Seller is in compliance with all of the material requirements and obligations under all such leases. There is no assertion or claim pending, or to the best of Seller's knowledge threatened, by any party that Seller is in default or otherwise not in compliance with all such leases.

                   5.5.4 Easements. Seller owns and possesses all easements and rights-of-way necessary for the operation, maintenance, repair, replacement, and current location of all cables, lines, towers, poles, equipment, and other facilities used or useful in connection with the operation of the CATV Systems. Schedule 5.5.4 lists all material and non-material easements and rights-of-way, other than easements and rights-of-way for which authorization is granted pursuant to Section 621(a)(2) of the Cable Communications Policy Act of 1984, as amended (47 U.S.C. Sec. 541(a)(2)), that are necessary or desirable with respect to the operation of the CATV Systems.

                   5.5.5  Environmental Matters

                          (a) Definitions. For purposes of this Section 5.5.5, the following terms shall have the following meanings:

                                  (i)      Hazardous Substance.  "Hazardous
                   Substance" shall mean any chemical, substance, material, or waste, including without limitation asbestos, PCBs and formaldehyde, that is defined, classified, listed, or designated as hazardous, toxic, or radioactive, or by other similar term, by any federal, state, or local environmental statute, regulation, rule, order, or ordinance presently in effect.

                                  (ii)     Other Property.  "Other Property"
                   shall mean any property that becomes contaminated with any Hazardous Substance as a result of operations or other activities on, or as a result of any contamination of, the Real Property.

                                  (iii)    Environmental Laws.  "Environmental
                   Laws" shall mean all federal, state and local laws and regulations in effect as of the Closing Date relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, hazardous or toxic materials or wastes into the environment (including without limitation the atmosphere, ambient water, surface water, ground water or land surface or sub- surface) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

                          (b)     Presence.   Except as set forth on Schedule
         5.5.5, Seller has no knowledge of: (i) any storage, spill, release, discharge, emission, or disposal of any Hazardous Substance that has occurred or is presently occurring in, upon, or onto the Real Property in violation of any Environmental Law; or (ii) the presence of any underground storage tank on the Real Property.

                          (c)     Pending Proceedings.  Except as set forth on
         Schedule 5.5.5, there is no pending, or to the best of Seller's knowledge threatened, civil or criminal litigation, notice of violation, investigation or administrative proceeding arising out of the business or activities of Seller, including without limitation any pending, or to the best of Seller's knowledge threatened, litigation, notice, investigation or proceeding relating in any way to the Environmental Laws.

         5.6 Required Consents. Schedule 5.6 sets forth a true, correct and complete list of all Required Consents to be obtained from governmental agencies, franchising authorities, lessors, and any other third parties whose consents and approvals are reasonably necessary or required for Seller to sell, transfer, assign, convey and deliver the Assets to Buyer and for Buyer to conduct the business of the CATV Systems and to own, lease, use, and operate, as the case may be, the Assets at the places and in the manner in which the CATV Systems and Assets are presently conducted or used and will be conducted or used on the Closing Date.

         5.7       CATV Instruments and Seller Contracts

                   5.7.1 Effectiveness. Except as disclosed in Schedule 1.2, the CATV Instruments and Seller Contracts (i) are currently in full force and effect, (ii) are valid and enforceable in accordance with their respective terms under all applicable federal, state, and local laws and (iii) include all material licenses, rights of entry, permits, and other rights and authorizations, necessary to enable Seller to operate the CATV Systems as and in the manner in which they presently are conducted and in accordance with all applicable federal, state and local laws. Seller has no knowledge of any default under or violation of any material provision of any CATV Instrument or Seller Contract. Except as disclosed in Schedule 1.2, there is no dispute, legal action, governmental proceeding or investigation, pending, or to the best of Seller's knowledge threatened, for the purpose of modifying, revoking, terminating, suspending, canceling, or reforming any CATV Instrument or Seller Contract, or seeking damages or other relief with respect thereto. Except as disclosed in
Schedule 1.2, Seller is in material compliance with the applicable requirements of all governing or regulatory authorities (including without limitation the FCC and the Register of Copyrights) relating to the CATV Instruments and Seller Contracts, including, without limitation, all requirements relating to notification, filing, document delivery, reporting, posting, maintenance of logs and records and payment of fees or other amounts due. Except as set forth in Schedule 5.11, there is no pending, or to the best of Seller's knowledge threatened, assertion or claim in writing by any governmental authority or party to any CATV Instrument or Seller Contract that operations pursuant to such CATV Instruments or Seller Contracts have been improperly conducted or maintained. As of Closing, a request for renewal has been filed under Section 626 of the Cable Communications Policy Act of 1984 with respect to all franchises expiring within thirty-six (36) months of the date of this Agreement. Seller shall deliver to Buyer copies of all such renewal notices.

                   5.7.2 Copies. True, correct and complete copies of all material CATV Instruments and Seller Contracts and any amendments to the CATV Instruments and the Seller Contracts to the date of this Agreement have been delivered by Seller to Buyer.

                   5.7.3 Status of CATV Instruments and Seller Contracts Not Assumed. At Closing, Seller either (a) will have terminated all CATV Instruments and Seller Contracts that are not assumed by Buyer under Section 4.1, or (b) will indemnify Buyer pursuant to Section 14, until the applicable statutes of limitations have run, for any and all Third Party Claims and Direct Claims (as such terms are defined in Section 14) against Buyer arising directly or indirectly from such CATV Instruments and Seller Contracts that are not assumed by Buyer under Section 4.1 and not terminated by Seller in accordance with (a) above.

         5.8       FCC Compliance

                   5.8.1 General Compliance. As of Closing, Seller shall be duly authorized under applicable CATV Instruments and FCC rules, regulations, and orders to distribute all of the off-air television and radio broadcast signals presently being carried to the subscribers of the CATV Systems and to utilize all carrier frequencies generated by the CATV Systems, and shall be duly licensed to operate all the property, equipment and facilities, including, without limitation, any business radio and any CATV relay service system, being operated in connection with the CATV Systems. As of Closing, the operation of the CATV Systems and of any FCC-licensed facility used in conjunction with the operation of the CATV Systems shall be in material compliance with the FCC's rules and regulations and, to the extent applicable, the rules and regulations of the Federal Aviation Administration, and Seller has received no notice, and otherwise has no reason to know, of any claimed default or violation with respect to the foregoing. Seller shall deliver to Buyer copies of all current and past reports and filings necessary for Buyer to evaluate Seller's compliance with FCC rules and regulations. As of Closing, Seller will have materially complied with and will have provided Buyer with true, correct and complete copies of all valid Syndicated Exclusivity, Network Nonduplication and Sports Blackout requests and all notices received by

Seller with respect to any of the signals carried on the CATV Systems. In addition, Seller shall provide Buyer with true and correct copies of the following if and to the extent the same are available:

                          (i) The CATV Systems' political file maintained pursuant to Section 76.207 of the FCC's rules.

                          (ii) The CATV Systems' advertising and sponsorship identification file maintained pursuant to Section 76.221(f) of the FCC's rules.

                          (iii) The CATV Systems' paid political advertising file maintained pursuant to Section 76.221(d) of the FCC's rules.

                          (iv) The CATV Systems' file on commercial matter on children's programs maintained pursuant to Section 76.225(c) of the FCC's rules.

                          (v) The CATV Systems' proof of performance test data, including an identification of the instruments, a description of the procedures utilized, and a statement of the qualifications of the person performing the tests, from the semi-annual performance tests required pursuant to Section 76.601(c) of the FCC's rules.

                          (vi) The CATV Systems' written policy statement and all records relating to indecent leased access programming pursuant to
         Section 76.701(h) of the FCC's rules, and a schedule of Seller's commercial leased access rates pursuant to Section 76.970(e) of the FCC's rules.

                          (vii) Records of complaints from subscribers of the CATV system concerning the quality of the television signals delivered together with Seller's correspondence and other records of how such complaints were resolved.

                          (viii) Letters to off-air broadcasters sent pursuant to Section 76.58 of the FCC's rules.

                          (ix) FCC Forms 393, 1200, 1210 and 1215 as submitted to the FCC and/or any of the CATV Systems' franchising authorities, together with any correspondence, notices or other documentation related thereto.

                          (x) The CATV Systems' model notices to subscribers sent pursuant to Sections 76.56(d)(3), 76.309(c)(3), 76.607,
         76.630(a), 76.630(d), 76.630(e), 76.802, 76.931, 76.932, 76.964,
         76.952, and 76.980(d) of the FCC's rules, and the notice sent to subscribers pursuant to Section 624(d) of the Communications Act of 1934, as amended.

                   5.8.2 CLI Compliance. As of Closing, Seller shall have materially complied with its obligations in connection with the CLI Rules including, without limitation, (a) using reasonably adequate CLI monitoring equipment, (b) maintaining appropriate log books and other record-keeping pursuant to and in accordance with Section 76.601(e) of the FCC's rules, and (c) promptly correcting any radiation leakage discovered by Seller in connection with its monitoring obligations under the CLI Rules.

                   5.8.3 Tests and Compliance with Standards. During the period beginning not more than thirty (30) days prior to the execution of this Agreement and ending not more than forty-five (45) days after the execution of this Agreement, Seller shall have completed each of the following tests in the manner specified below and shall have certified to Buyer that the CATV Systems comply with the standards set forth in Sections 5.8.3(a) and (e), and that, to the extent the CATV Systems serves greater than 1,000 subscribers, the CATV Systems comply with the standards set forth in Sections 5.8.3(a), (b), (c), (d) and (e). (When conducting any of the following tests, the CATV Systems shall be operated at the power levels specified in the CATV Systems' technical design.)

                          (a) Signal Leakage and CLI Certification. Pursuant to the rules of the FCC and in accordance with the standards generally accepted by qualified engineers in the CATV industry, Seller shall complete a ground-based signal leakage test on the CATV Systems and shall certify to the Buyer that the CATV Systems' CLI, as determined by using the I# method, shall be equal to or less than 58. Results of the signal leakage test, together with a log covering the three year period immediately preceding the date of this Agreement of all detected leaks and a description of the repairs effected, shall be delivered to Buyer promptly following completion of the testing.

                          (b) Proof of Performance. Seller shall perform an end-to-end swept frequency response test of all the trunk facilities of the CATV Systems to 330 MHz, and demonstrate a "peak-to-valley" ratio of less than 3dB between adjacent channels and less than 10dB between all other channels.

                          (c) Carrier to Noise. Seller shall perform carrier to noise ratio testing on six (6) channels reasonably spaced across the 330mHz spectrum of each CATV System and shall demonstrate a ratio of better than 43 db on such six (6) channels in each such CATV System.

                          (d) Hum Modulation. Seller shall perform hum modulation testing on one (1) channel of each CATV System and shall demonstrate hum disturbances of less than three percent on such channels.

                          (e) Aeronautical Frequencies. All aeronautical frequencies used by the CATV Systems shall be maintained within 5 KHz +/- of the authorized offset frequency.

                   5.8.4 System Repair. To the extent the CATV Systems or any portion thereof are not in compliance with CLI Rules, or with the other standards prescribed in Section 5.8.3,

Seller will take the necessary steps so as to have caused the CATV Systems to be in full compliance with such rules and standards (collectively, the "Remedial Steps"), no later than thirty (30) days prior to Closing. Seller shall have completed the Remedial Steps at its sole cost and expense, and otherwise shall have thereafter maintained the CATV Systems in compliance with the CLI Rules and with the standards prescribed in Section 5.8.3. In the event Buyer and Seller are unable to agree whether appropriate Remedial Steps have been taken to bring the CATV Systems into compliance with the standards prescribed in Section 5.8.3, Buyer and Seller shall appoint a mutually acceptable engineering firm to conduct appropriate tests, in accordance with the rules of the FCC and the standards generally accepted by qualified engineers in the CATV industry, to certify the CATV Systems' compliance with the standards of Section 5.8.3, which firm shall render a written report to Buyer and Seller within thirty (30) calendar days after it has been retained, and whose fees shall be paid one-half by Buyer and one-half by Seller. In the event that Seller's actual direct costs incurred in undertaking the Remedial Steps exceeds Three Thousand Two Hundred Four Dollars ($3,204), and Buyer has finally determined not to waive the then outstanding Remedial Steps, Seller may in its discretion elect to terminate this Agreement in accordance with Section 8.2(f).

                   5.8.5 Payment of Fines. Seller has, prior to Closing, paid in full any and all fines or penalties levied or assessed by the FCC as a result of the failure of any portion of the CATV Systems to comply with the CLI Rules or standards prescribed in Section 5.8.3. Seller shall pay in full any such fines or penalties levied or assessed by the FCC after Closing, to the extent that such fines or penalties (a) relate to the period prior to Closing, and (b) have been determined to be valid.

         5.9       Copyrights, Patents and Trademarks

                   5.9.1 Copyright Filings. Except as set forth in Schedule 5.9.1, Seller has timely made all requisite filings with and payments to the Register of Copyrights and is otherwise in material compliance with all applicable rules and regulations of the Copyright Office. Seller shall deliver to Buyer copies of all current and past reports and filings within the past three (3) years reasonably necessary to evidence such compliance with Copyright Office rules and regulations.

                   5.9.2 Copyright Infringement. In addition to any other of Seller's warranties hereunder, Seller hereby covenants, warrants and represents that the Assets and the programming offered over the CATV Systems are free and clear of any rightful claim of any third person against Seller or the CATV Systems by way of copyright infringement resulting from Seller's retransmission of such programming. Seller further warrants that the tier or channel location of the off-air broadcast signals and other program services which are offered over the CATV Systems will not result in additional reportable gross receipts under applicable rules and regulations of the Copyright Office.

                   5.9.3 Payment of Fines and Copyright Royalties. Seller has, prior to Closing, paid in full any and all fines or penalties levied or assessed by the Copyright Office as a result of the failure to timely or accurately file Statements of Account for the CATV Systems. Seller shall pay in full any such fines or penalties levied or assessed by the Copyright Office after Closing, to the extent that such fines or penalties (a) relate to the period prior to Closing, and (b) have been determined to be valid.

                   5.9.4 Patents, Trademarks. Seller does not possess any patent, patent right, trademark, copyright or other proprietary intellectual property and is not a party to any license or royalty agreement with respect to any patent, trademark, or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to CATV systems generally.

         5.10      Assets and CATV Business

                   5.10.1 Generally. Except as expressly set forth in the Schedules to this Agreement and subject to any waiver with respect to the CATV Equipment pursuant to Section 11.1, at Closing all Assets shall be in operating condition, ordinary wear and tear excepted. None of the CATV Systems, or the buildings, structures, or appurtenances used in the CATV Systems, violate applicable laws, ordinances, codes, regulations or restrictive covenants, the enforcement of which would involve a material cost to correct, would materially detract from their value, or would materially interfere with their use. Except as expressly set forth in the Schedules, the CATV Systems are properly located and materially comply with all applicable laws, rules and regulations. Seller has not received any notice heretofore not complied with, from any federal, state, local or other governmental authority or agency having jurisdiction over the CATV Systems or the Assets, or any insurance or inspection body, that the CATV Systems or the Assets fail to materially comply with any applicable law, ordinance, regulation, building or zoning law, or the requirements of any public authority or body. The CATV Systems and the Assets are suitable for continued use in the manner in which they are presently operated without the need for repairs or replacement, except for the repairs and maintenance normally arising in the ordinary course of business of a cable system of similar age and geographic location.

                   5.10.2 Cable Plant. All cable used in the CATV Systems is coaxial, and, except for such conditions as might be expected for a cable system of its age and geographic location, is water-tight and joined and connected according to normal and customary industry standards.

         5.11 Litigation and Proceedings. Except as set forth in Schedule 5.11, there is no litigation at law, or in equity, and there is no other proceeding or investigation pending or, to Seller's knowledge, threatened against, or which may adversely affect, Seller, or which involves the possibility of any judgment, order, award or other decision affecting Seller and (i) which might impair the ability of Seller to perform under this Agreement, (ii) could have any adverse effect on the CATV Systems, or might impair the quality of title to the Assets, or (iii) might adversely affect the rights, title, or interest of Seller in and to the Assets, and Seller does not know of any basis for such litigation or proceedings. Seller is not materially in default in any manner with respect to any order, writ, injunction, or decree of any court or federal, State, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality which relates to the operation of the CATV Systems, and Seller has materially complied with all laws, rules, or regulations applicable to the CATV Systems and the operation thereof.

         5.12 Tax Returns; Other Reports. Seller has duly and timely filed in proper form all federal, state, local, and foreign income, franchise, sales, use, property, excise, payroll, and other tax returns and all other reports (whether or not relating to taxes) required to be filed by law with any governmental authority or agency thereof. All taxes, fees and assessments of whatever nature due or payable by Seller pursuant to said returns, reports, or otherwise, have been paid. There are no tax audits pending and no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, or local income tax return for any period.

         5.13 Dissenters' Rights. Neither the sale and transfer of the Assets pursuant to this Agreement, nor Buyer's ownership, possession, or use of the Assets from and after the Closing because of such sale and transfer, will result in or be subject to, the imposition of any liability upon Buyer for appraisal rights or any other liability of any nature whatsoever owing to any participation interest holder in Seller or any other person.

         5.14      Employment Matters

                   5.14.1 Employees. Schedule 5.14.1 contains a true and complete list of the names, positions, current hourly wages or annual salary, and other compensation amounts of all employees of the CATV Systems. Seller has materially complied with all applicable laws relating to the employment of labor, including, without limitation, ERISA, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity and the payment and withholding of taxes. On or within two weeks after the Closing Date, Seller will pay its employees (except those employees who are not hired by Buyer) all accrued, if any, compensation, including vacation, sick pay, and other benefits accrued as of the Closing Date (except for amounts owing under the terms of Seller's benefit plans, which amounts shall be provided in accordance with the terms of such plans).

                   5.14.2 Employment Relationship. Seller has no employment agreements, either written or oral, with any person which would require Buyer to employ any person after the Closing Date. Seller shall terminate the employment of each of its employees as of the Closing Date (except those employees who are not hired by Buyer).

                   5.14.3 Unions. Seller is not a party to any contract with any labor organization, and neither has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees nor has Seller received any requests from any party for recognition as a representative of employees for collective bargaining purposes.

                   5.14.4 Benefits. Except as set forth on Schedule 5.14.4, employees of the CATV Systems are not eligible for benefits under benefit plans (within the meaning of Section 3(3) of ERISA) adopted by Seller.

                   5.14.5 Plans. Seller shall have the sole responsibility for maintenance and/or distribution of benefits accrued under any qualified plans maintained by Seller pursuant to the plan provisions of all such plans sponsored by Seller, if any. Buyer will not assume any liability for (a) any such accrued benefits or (b) any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits maintained under any qualified plans sponsored by Seller.

                   5.14.6 Seller's Responsibility. All welfare plan claims and short- or long-term disability plan obligations incurred on or before the Closing, if any, shall remain the sole responsibility of Seller. Eligible indemnity plan expenses attributable to any of Seller's covered employees or dependents who are confined to a hospital or medical institution on the date of the Closing will continue to be the responsibility of Seller to the extent required under Seller's applicable plans.

                   5.14.7 Health Care Continuation. There has been no material failure to comply with the continuation health care requirements of the Code or related acts, laws, rules and regulations as such requirements have applied or currently apply to any current or former employee of Seller or any spouse, former spouse, dependent child, or former dependent child of any such employee under any group health plan maintained by or for Seller on or prior to the Closing Date.

                   5.14.8 Miscellaneous Federal Acts. Seller's present employment practices materially comply with all rules and standards set by the Americans With Disabilities Act of 1990, Pub. L. 101-36, as amended, and the Family and Medical Leave Act of 1993, Pub. L. 103-3 including any regulations promulgated thereunder.

                   5.14.9 FCC Filings. Schedule 5.14.9 contains true, correct and complete copies of Seller's FCC Form 395-A filings, which Seller filed on or before the applicable deadlines, beginning with the Form 395-A filed two years before such form filed at the latest applicable deadline.

         5.15 Subscribers Fees and Rates. The monthly rates currently charged by Seller for each of the services offered on the CATV Systems are as set forth in Schedule 1.7. Except as set forth in Schedule 5.15, Seller has not been ordered by the FCC or any of the CATV Systems' local franchising authorities to reduce the rates charged for any of the regulated services and equipment listed in Schedule 1.7 nor is any such order threatened.

         5.16 Insolvency Proceedings. No insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the CATV Systems are pending or threatened. Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. On the Closing Date, Seller (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair market value of which will be greater than the sum of all liabilities of Seller not specifically assumed by Buyer pursuant to the terms of this Agreement.

         5.17 Finders and Brokers. Neither Seller nor its officers, partners or employees has entered into any contract, arrangement, or understanding with any person or firm which may result in the obligation of Seller or Buyer to pay any finder's, brokerage, or agent's fees, commission or other like payment or compensation. For the two year period prior to the date of this Agreement, Seller has not entered into any agreement, whether written, oral, express or implied, directly or indirectly regarding the sale or other disposition of the CATV Systems. At Closing, Seller shall defend, indemnify and hold Buyer harmless from and against any claims asserted against Buyer for any finder's, brokerage, or agent's fees, commission or other like payments or compensation as a result of Seller's activities.

         5.18 Effect of Certificates. All certificates required to be delivered by Seller under this Agreement shall be deemed to be additional representations and warranties of Seller.

         5.19      Citizenship.  Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. On the Closing Date, Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly- authorized agent of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the transaction contemplated by this Agreement from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

         5.20 Overbuilds; Competition. To the best of Seller's knowledge, no area presently served by the CATV Systems or within the scope of any of Seller's CATV franchises is presently subject to an overbuild situation or subject to competition from a multipoint distribution service ("MDS"), multichannel multipoint distribution service ("MMDS") or other wireless cable services. To the best of Seller's knowledge, no person or firm other than Seller has been granted a CATV franchise, or a license to provide MDS, MMDS or other wireless cable services in any of the communities (or any of the unincorporated areas) presently served by the CATV Systems or within the geographical scope of any of Seller's CATV franchises. Seller has no current knowledge, without independent inquiry, of any person or firm that (a) intends to construct or operate a CATV system or to provide MDS, MMDS or other wireless cable services within any area served by the CATV Systems or any area within the geographical scope of any of Seller's CATV franchises, or (b) intends to apply for a CATV franchise or a license to provide MDS, MMDS or other wireless cable services covering any area served by the CATV Systems or any area within the geographical scope of any of Seller's CATV franchises.

         5.21 Financial Statements. Seller's unaudited financial statements (unless audited at Buyer's expense), including without limitation balance sheets, income statements and any and all other related documents, the most recent of which are attached as Schedule 5.21: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period involved and as compared with prior periods; (ii) are true, correct, complete and accurate in all material respects subject, in the case of any interim statements, to year-end adjustments where applicable, and (iii) fairly present Seller's financial position, income, expenses, assets, liabilities, shareholders' equity and the results of operation of the CATV Systems as of the date and for the period indicated. There has been no material adverse change in the business, assets, properties, prospects, or condition (financial or otherwise) of the CATV Systems since the preparation of the most recent financial statements. No event has occurred and, except as may be disclosed in the Seller's Certificate delivered pursuant to Section 9.1, no event will have occurred prior to Closing that would make the financial statements delivered to Buyer misleading in any material respect.

         5.22 Free CATV Service. Except as set forth in Schedule 5.22 to this Agreement, there is no agreement, obligation or other requirement for Seller to provide free CATV service to any person, entity or firm.

         5.23 Full Disclosure. No representation or warranty by Seller in this Agreement or any Schedule or Exhibit to this Agreement, or any statement, list, document or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Assets and CATV Systems with complete and proper information as to such assets and business.

SECTION 6.  BUYER'S REPRESENTATIONS AND WARRANTIES

         6.1 Organization and Authority. Buyer represents and warrants to Seller that Buyer is a limited partnership duly formed and validly existing under the laws of the State of Washington; has full power and authority to execute, deliver and perform this Agreement; and has taken all partnership action required by law, its articles of incorporation and otherwise to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

         6.2 Litigation and Proceedings. Except as set forth in Schedule 6.2, there is no litigation at law, or in equity, and there is no other proceeding or investigation pending or, to Buyer's knowledge, threatened against, or which may adversely affect, Buyer, or which involves the possibility of any judgment, order, award or other decision which might impair the ability of Buyer to perform under this Agreement, and Buyer does not know of any basis for such litigation or proceedings.

         6.3 Finders and Brokers. Neither Buyer nor its officers, partners or employees has entered into any contract, arrangement, or understanding with any person or firm, which may result in the obligation of Seller or Buyer to pay any finder's, brokerage, or agent's fees, commission or other like payment or compensation. Buyer shall defend, indemnify and hold Seller harmless from and against any claims asserted against Seller for any finder's, brokerage, or agent's fees, commission or other like payments or compensation as a result of Buyer's activities.

         6.4 Status of Assumed Liabilities. After Closing, Buyer shall perform and pay any and all obligations due under the Assumed Liabilities which accrue after the Closing Date and will forever indemnify Seller for any and all Third Party Claims and Direct Claims (as such terms are defined in Section 14) against Seller arising directly or indirectly from the Assumed Liabilities.


         6.5 Effect of Certificates. All certificates required to be delivered by Buyer under this Agreement shall be deemed to be additional representations and warranties of Buyer.

         6.6       Citizenship.  Buyer is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. On the Closing Date, Buyer will deliver to Seller an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly- authorized agent of Buyer. The affidavit shall also set forth Buyer's name, address, taxpayer identification number, and such additional information as may be required to exempt the transaction contemplated by this Agreement from the withholding provisions of Section 1445 of the Code. Seller shall have the right to furnish copies of the affidavit to the Internal Revenue Service.


SECTION 7.  CONDUCT PENDING CLOSING

         7.1 Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller shall allow Buyer, its accountants, auditors, engineers and representatives full access, on not less than three (3) business days' prior notice, at mutually agreed upon reasonable times, to all of the premises and books and records of Seller and the CATV Systems and shall furnish to Buyer and its representatives all information regarding the business and properties of Seller. Buyer shall have the opportunity to perform CLI testing, other FCC-related systems performance testing, and environmental site assessments of the Assets pursuant to Section 11.1 with Seller's full cooperation and assistance prior to the Closing, provided that such audit and other procedures do not unreasonably interfere with the operations of the CATV Systems. Buyer shall have the opportunity to perform a field audit of Seller's accounts and such other procedures commonly performed in an audit conducted by an independent certified public accounting firm with Seller's full cooperation and assistance prior to the Closing, provided that such audit and other procedures do not unreasonably interfere with the operations of the CATV Systems. Seller also shall cooperate with Buyer and its accountants, auditors and representatives to enable Buyer to generate the type of financial information required under Form 8-K to be filed by Buyer with the United States Securities and Exchange

Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         7.2 Continuity and Maintenance of Operations. Seller shall continue to operate the CATV Systems, shall maintain the Assets (including maintenance and replenishment of all inventories of spare equipment and parts reasonably adequate for the needs of the CATV Systems, including without limitation those listed in Schedule 1.2), and shall keep all of its business books, records, and files all in the ordinary course of business in accordance with past practices, consistently applied. Unless required by law, Seller shall not, without prior written consent of Buyer, which consent shall not be unreasonably withheld, (i) change the rate charged for Basic Package Services or any premium services, (ii) add or delete any program services, or (iii) rearrange the CATV Systems' channel line-ups. Seller shall not sell, transfer, assign, or permit the creation of any Security Interest on any of the Assets (other than the lien of Seller's Lender, which lien will be extinguished simultaneously with Closing) without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Except as otherwise required under the terms of this Agreement, Seller may amend or cancel any CATV Instruments, any Seller Contract or any other contract or agreement which is necessary or appropriate for the maintenance of the Assets or the operation of the CATV Systems, but only in the ordinary course of business. Seller specifically acknowledges that any amendment or cancellation of any franchise or lease agreement shall be deemed not to be in the ordinary course of business. Seller shall not itself, nor shall Seller permit any of its directors, officers, shareholders, agents or employees, or any of its partners or its partners', directors, officers, shareholders, agents, or employees to pay any of Seller's accounts receivable from the CATV Systems' subscribers outstanding on the date of this Agreement or hereafter; provided, however, that such persons shall be permitted to make payment for CATV services received by them at their own dwellings.

         7.3 Existing Relationships. Except as otherwise required by this Agreement, Seller shall use its best efforts to preserve the CATV Systems as a going concern and to preserve existing relationships with suppliers, customers, governmental entities and others having business dealings with Seller, all in accordance with Seller's ordinary course of business consistent with past practices.

         7.4 Employees; Employment Relationship. All of Seller's employees shall be and remain Seller's employees, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Buyer. Seller shall be solely responsible for any and all liabilities and obligations Seller may have to its employees, including without limitation compensation, severance pay, and accrued vacation time and long-term disability, if applicable. Seller shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act and similar laws, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such laws on account of the closing of the transaction contemplated by this Agreement and the dismissal or termination of any of Seller's employees by Seller at or prior to Closing. Seller shall use its best efforts to preserve Seller's relationship with its employees and shall pay to those employees all salaries, commissions, benefits and other compensation to which they are entitled for services rendered prior to Closing. Seller shall not, without the prior written consent of Buyer, which consent shall not be withheld unreasonably, change the compensation of any employees of the CATV Systems where such changes would be inconsistent with Seller's past practices consistently applied. As soon as administratively feasible, Buyer and Seller will arrange for the transfer to Buyer's 401(k) plan of the accounts in Seller's Phoenix American Incorporated 401(k) Plan of former employees of Seller who are subsequently employed by Buyer, if any, as a result of the sale of the CATV Systems.

         7.5 Buyer's Right to Employ. Seller consents to Buyer discussing with any of Seller's employees, at any time within the thirty (30) day period prior to Closing, the possibility of their employment by Buyer after the Closing and to Buyer hiring any of those employees after the Closing. Seller agrees and acknowledges, however, that Buyer is under no obligation to offer employment to any of those employees. Current employees of Seller which are hired by Buyer, if any, shall not be considered to be in the employ of Buyer until such time as they have been formally hired by Buyer and satisfy the active work requirement of completing one full hour of active service for Buyer.

         7.6 Approvals. To the extent reasonably possible, Seller shall deliver to Buyer for Buyer's review and approval a copy of Seller's request for each Required Consent, together with any franchise, agreement, lease, document, instrument or paper to be executed by or on behalf of any governmental entity, franchising authority, lessor or other third party, prior to delivery of such to any such party. Such consents shall be in forms reasonably acceptable to Buyer. Subject to Section 4.3, Seller shall use its best efforts to obtain each of the Required Consents, including without limitation the payment of standard processing fees, charges and expenses, but Seller shall not be required to pay any extraordinary or unreasonable fees or expenses. Subject to
Section 4.3, Buyer shall reasonably cooperate with and assist Seller in obtaining the Required Consents; provided, however, that such cooperation and assistance shall not require Buyer to undertake any extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the payment of any extraordinary or unreasonable fees or expenses, or the initiation or prosecution of legal proceedings. Subject to Section 4.3, Buyer and Seller shall reasonably cooperate in obtaining written leases of Real Property that can be duly recorded in the records of the appropriate governmental agency.

         7.7 News Releases and Media Notification. Prior to Closing, any and all news releases or other notification of the local media with respect to the transactions contemplated in this Agreement shall be subject to the prior consent of both Seller and Buyer, which consent shall not be unreasonably withheld.

         7.8 Written, Executed Easements. With respect to material easements listed in Schedule 5.5.4 that are not in a properly recordable form, Seller shall use its best efforts to obtain written easements that are assignable to Buyer, executed by the proper third parties, that accurately set forth the legal descriptions and scope of such easements or rights-of-way;

provided, however, that with respect to non-material easements listed in
Schedule 5.5.4, Seller need not use its best efforts to obtain written easements that are assignable to Buyer.


SECTION 8.  CLOSING; CLOSING DATE; TERMINATION

         8.1 Closing Date. Subject to the terms and conditions of this Agreement, Closing shall be conducted at the offices of Buyer or such other location on a Closing Date as may be mutually agreed to by the parties. Timing of the Closing shall be subject to the following terms: Closing shall take place not later than November 1, 1995, if Seller has then obtained all Required Consents and has complied with all other terms and conditions of this Agreement; provided, however, that the Closing may be postponed by either party for an aggregate maximum period of sixty (60) days from the later of (i) November 1, 1995, or (ii) the date on which Seller has obtained all Required Consents and has complied with all other terms and conditions of this Agreement.

         8.2 Termination. This Agreement may be terminated at any time prior to Closing:

                   (a)    by the mutual written consent of Seller and Buyer;

                   (b) by Buyer in its sole and absolute discretion, if Seller fails to demonstrate to Buyer's reasonable satisfaction that at the Closing Date the Aggregated Systems (i) serve at least five thousand six hundred fifty (5,650) Equivalent Subscribers, or (ii) generate Monthly Revenue in excess of One Hundred Fifty Six Thousand Two Hundred Seventy Five Dollars ($156,275);

                   (c) by Buyer in its reasonable discretion, if Seller or the CATV Systems are subject to an order of the FCC or any of the CATV Systems' local franchising authorities to materially reduce any of the rates charged to the CATV Systems' subscribers;

                   (d) by either Seller or Buyer, in the event of a material breach or misrepresentation under this Agreement by the other party unless (i) such breach is cured within fifteen (15) days after written notice thereof is given by the party alleging such material breach or misrepresentation, or (ii) the alleged breaching party has given written notice providing reasonable assurance to the nonbreaching party that it is exercising its diligent best efforts to cure the alleged breach; provided that in no circumstance shall the period to cure exceed forty-five (45) days after the original written notice was given;

                   (e) by either party in such party's sole and absolute discretion, if the transactions contemplated by this Agreement shall not have been consummated on or before November 30, 1995; or

                   (f)    by Seller in accordance with Section 5.8.4.

         8.3 Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.2:

                   (a) this Agreement will thereafter be void and have no force and effect, except that Sections 5.17, 14 and 15.7 and this
         Section 8.3 will remain in effect;

                   (b) nothing in this Section 8.3 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or any failure by such party to perform its obligations hereunder. Nothing in this Section
         8.3 or elsewhere in this Agreement shall impair the right of either party, prior to termination of this Agreement pursuant to Section 8.2, to pursue all legal remedies for breach of contract and damages or to compel specific performance by the other party of its obligations hereunder; and

                   (c)    in the event this Agreement is terminated pursuant to
         Section 8.2(a), (b), (c), (e) or (f), neither Seller nor Buyer shall be liable to each other for any legal or equitable remedies.


SECTION 9.  SELLER'S OBLIGATIONS AT AND PRIOR TO CLOSING

         Unless delivery is required prior to Closing by the terms of this Agreement, Seller, at its sole cost and expense, shall deliver to Buyer at the Closing all of the following (collectively, the "Seller Closing Documents"):

         9.1 Transaction Documents. A bill of sale, an assignment and assumption agreement, assignment and assumption of franchises, assignment and assumption of leases, the Seller's certificate, the noncompetition agreement and the opinion of Seller's legal counsel, each substantially in the forms of Exhibits A, B, C, D, E, F and K.

         9.2 Closing Documents Checklist. The documents, certificates and papers listed on the Closing Documents Checklist, in the form of Exhibit H, together with such other deeds, assignments, certificates, and other documents, instruments, and agreements as shall be necessary or appropriate to vest in Buyer all right, title, and interest in and to the Assets free and clear of all Security Interests (except for Permitted Exceptions and liabilities assumed by Buyer pursuant to Section 4.1) and all right, title, and interest of Seller arising under or by virtue of each CATV Instrument and Seller Contract expressly assumed in writing by Buyer, and as may otherwise be reasonably required by Buyer.

         9.3 Security Interest Searches. UCC searches, tax lien searches, pending litigation searches and judgment searches of the county and state public records from each county in which any of the Assets are located, within forty-five (45) days after the execution of this Agreement. Buyer, at its sole expense, shall obtain any and all updates of such security interest searches. To the extent that any Security Interests appear on the aforementioned UCC searches, Seller shall deliver full and complete releases of such Security Interests in form reasonably satisfactory to Buyer at Closing unless assumed by Buyer. Seller also shall deliver evidence of the dismissal of any suits or the satisfaction of any liens or judgments, all in form reasonably satisfactory to Buyer.

         9.4 Tax Certificates. Except as specifically waived by Buyer in writing, Seller shall deliver to Buyer certificates, if and to the extent available, from each appropriate taxing authority stating that all applicable state and/or local taxes, such as personal property taxes, due in connection with the transactions contemplated by this Agreement have been timely paid in full and that no obligation or liability is outstanding in connection therewith.


SECTION 10.  BUYER'S OBLIGATIONS AT CLOSING

At Closing, Buyer shall deliver to Seller: (a) payment of the portion of the Purchase Price required by Section 3.1; (b) the Note (in the form of Exhibit
G); (c) assignment and assumption agreements (in substantially the forms of Exhibits B, C and D) evidencing Buyer's assumption and agreement to pay and discharge, in accordance with the terms of each, the Assumed Liabilities, and
(d) the Buyer's Certificate (in substantially the form of Exhibit I) (collectively, the "Buyer's Closing Documents").


SECTION 11.  CONDITIONS OF BUYER'S OBLIGATIONS

         Buyer's obligations to close hereunder are subject to the satisfaction of all of the following conditions, each of which must be satisfied on or before the Closing Date and any of which may be waived in writing by Buyer.

         11.1      Tests and Inspections Before Closing.

                   11.1.1 Technical Tests. During the period beginning not more than thirty (30) days prior to the execution of this Agreement and ending not more than forty-five (45) days after the execution of this Agreement, Seller shall have caused to be performed on the CATV Systems the tests specified in Section 5.8.3, in the manner and according to the test criteria specified therein, and the results and findings of such tests shall be satisfactory to Buyer in its sole discretion. Within thirty (30) days prior to the Closing Date, Buyer, at Buyer's expense and with Seller's permission and reasonable cooperation, shall have re-tested the CATV Systems, and Seller shall have either (a) certified compliance with the CLI Rules and all of the technical standards specified in Section 5.8, or (b) effected Remedial Steps so as to bring the CATV Systems into compliance with all of such rules and technical standards. With respect to the latter series of tests, the results and findings of such tests shall not indicate a material variance from the test criteria applicable to the CATV Systems.

                   11.1.2  Environmental Site Assessments.  Within forty-five
(45) days after the execution of this Agreement, Buyer, at its sole expense, may conduct "Level I" environmental site assessments for any of the Real Property, provided that such audits shall not include any intrusive soil or ground water testing. The results and findings of such audits shall be satisfactory to Buyer in its sole discretion.

                   11.1.3 Financial Inspection. Within thirty (30) days after the execution of this Agreement, Buyer and its accountants and representatives shall have commenced generating the financial information required by Form 8-K, as more particularly described in Section 7.1. Seller shall provide Buyer's accountants with a standard representation letter certifying the fairness of the presentation of Seller's financial position, the completeness of the information provided, and the absence of any other irregularities, communications or transactions not otherwise disclosed. The results and findings of such financial inspections shall be satisfactory to Buyer in its sole discretion.

                   11.1.4 Due Diligence. Provided that Seller has delivered to Buyer all of the documents referred to in Section 5 (except for third party consents) within thirty (30) days after the execution of this Agreement, Buyer shall have completed its due diligence review of all such documents within thirty (30) days after the execution of this Agreement.

         11.2      Approvals and Consents

                   11.2.1 Franchises. All franchising authorities shall have consented to the assignment and assumption of the respective franchises, if applicable, and shall have waived in writing all rights, if any, they may have to purchase all or any part of the CATV Systems.

                   11.2.2 Other Required Consents. All of the other Required Consents shall have been obtained and delivered to Buyer, except to the extent that Seller and Buyer execute a memorandum at Closing specifying any Required Consent that Buyer agrees need not be obtained until after the Closing Date or Required Consents for assignment of agreements which Buyer does not agree to assume. Buyer shall have received from Seller evidence reasonably satisfactory to Buyer that no material terms or conditions of the CATV Instruments and Seller Contracts have been or will be amended, modified or changed prior to or effective with the Closing.

         11.3 Performance by Seller of Covenants and Accuracy of Representations and Warranties

                   11.3.1 Performance of Covenants. Seller shall have performed all of its agreements and covenants under this Agreement to the extent such are required to be performed at or prior to Closing, and all of Seller's representations and warranties shall be true and correct as of Closing.

                   11.3.2 Operability. Between the date of this Agreement and the Closing Date, the CATV Systems shall not have suffered, on or prior to Closing, any loss, claim, casualty, or calamity that has a material adverse effect on the Assets or the CATV Systems, whether or not disclosed in Seller's amended Schedules and whether or not covered by insurance. Seller shall bear the risk of loss prior to Closing with respect to the Assets and the CATV Systems as a result of any loss, claim, casualty, or calamity.

                   11.3.3 Restraint of Proceedings. No action, proceeding or investigation shall have been instituted or threatened prior to Closing, to set aside or modify the transactions provided for in this Agreement or to enjoin or prevent its consummation or which would impair the ability of Buyer to realize the benefits of such transactions.

                   11.3.4 No Governmental Action. No investigation, action or proceeding shall have been commenced by the Department of Justice or Federal Trade Commission or any other governmental entity challenging or seeking to enjoin the consummation of this transaction and neither Buyer nor Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, the Director of the Bureau of Competition of the Federal Trade Commission or any governmental entity (or their respective agents or designees) to commence, or recommend the commencement of, such an investigation, action or proceeding.

                   11.3.5 Equivalent Subscribers and Monthly Revenue. Seller shall have demonstrated to Buyer's reasonable satisfaction that the Aggregated Systems (i) serve at least five thousand six hundred fifty (5,650) Equivalent Subscribers, or (ii) generate Monthly Revenue in excess of One Hundred Fifty Six Thousand Two Hundred Seventy Five Dollars ($156,275).

                   11.3.6 Updated Schedules. Buyer shall have received updated Schedules, dated and true, complete and correct as of the Closing Date, which are reasonably satisfactory to Buyer and Seller.

                   11.3.7 Closing Documents. Buyer shall have received all of the Seller Closing Documents in form reasonably satisfactory to Buyer.

         11.4      Conveyance of Title to Assets

                   11.4.1 Security Interests. Buyer shall have received documentation reasonably satisfactory to it of the release and discharge of any and all Security Interests, suits or judgments on or against Seller, the Assets or the CATV Systems, except to the extent Buyer assumes such Security Interests pursuant to Section 4.1.

                   11.4.2  Title Insurance.  Seller shall, at least forty-five
(45) days prior to the Closing Date, deliver to Buyer the commitment(s) of a title insurance company reasonably satisfactory to Buyer (the "Title Company") agreeing to issue to Buyer ALTA lessee's extended coverage title insurance policies and ALTA owner's extended coverage title insurance policies insuring Buyer's interests in the Real Property, in each case subject only to
(i) standard printed exceptions, (ii) inchoate liens for current taxes and assessments not yet delinquent, (iii) standard utility and roadway easements, covenants and restrictions, whether or not of record, that do not individually or in the aggregate materially detract from the value of, or impair the use of the Real Property affected thereby, (iv) existing zoning or similar laws or ordinances that do not interfere with the operation of the CATV Systems, (v) Security Interests specifically assumed by Buyer pursuant to Section 4.1, (vi) survey exceptions that do not individually or in the aggregate materially detract from the value of, or impair the use of, the Real Property affected thereby, and (vii) standard mineral or water rights exceptions (collectively, the "Permitted Exceptions"). If a preliminary title binder indicates an exception other than a Permitted Exception that would impair the marketability or use of the Real Property in any material respect, Seller shall, at its
expense, cause such exception to be removed on or before the Closing Date.   At
Closing Seller shall deliver to Buyer an affidavit or indemnification agreement that shall be sufficient to cause the Title Company to affirmatively insure against the existence of outstanding rights that could form the basis for mechanic's, materialmen's or similar liens, unrecorded documents, claims of parties in possession, and judgments, bankruptcies or other charges against any persons whose names are the same as or similar to Seller's name. Buyer shall be responsible for the payment of (i) all surveys and other documents required by the Title Company to issue such policies, and (ii) all title insurance premiums. Buyer and Seller shall mutually establish reasonable values for the properties to be insured.

         11.5 Financing Commitment. Within forty-five (45) days after the date of this Agreement, Buyer shall have received a financing commitment from Buyer's lenders in a form and substance satisfactory to Buyer in its sole and absolute discretion.


SECTION 12.  CONDITIONS OF SELLER'S OBLIGATIONS

         Seller's obligations to close are subject to all of the following conditions, any of which may be waived in writing by Seller.

         12.1 Performance by Buyer. Buyer shall have performed all of its agreements and covenants under this Agreement to the extent such are required to be performed at or prior to Closing.

         12.2 Buyer's Certificate. At Closing, Buyer shall certify to Seller that Buyer's representations and warranties set forth in this Agreement are true and correct as of Closing.

         12.3 Operability. Between the date of this Agreement and the Closing Date, the CATV Systems shall not have suffered, on or prior to Closing, any loss, claim, casualty, or calamity that has a material adverse effect on the Assets or the CATV Systems, whether or not disclosed in Seller's amended Schedules and whether or not covered by insurance. Seller shall bear the risk of loss on or prior to Closing with respect to the Assets and the CATV Systems as a result of any loss, claim, casualty, or calamity.

         12.4 Restraint of Proceedings. No action, proceeding or investigation shall have been instituted or threatened on or prior to Closing, to set aside or modify the transactions provided for in this Agreement or to enjoin or prevent its consummation or which would impair the ability of Seller to realize the benefits of such transactions.

         12.5 No Governmental Action. No investigation, action or proceeding shall have been commenced by the Department of Justice or Federal Trade Commission or any other governmental entity challenging or seeking to enjoin the consummation of this transaction and neither Buyer nor Seller shall have been notified of a present intention by the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice, the Director of the Bureau of Competition of the Federal Trade Commission or any governmental entity (or their respective agents or designees) to commence, or recommend the commencement of, such an investigation, action or proceeding.

         12.6 Closing Documents. Seller shall have received all of the Buyer's Closing Documents in form reasonably satisfactory to Seller.


SECTION 13.  NONCOMPETITION AGREEMENT

         Seller shall enter into a noncompetition agreement with Buyer, in the form of Exhibit F.


SECTION 14.  INDEMNIFICATION

         14.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each of Buyer and Seller made pursuant to this Agreement shall survive the Closing for the following periods after the Closing Date:

                   (a) The representations, warranties and covenants set forth in Sections 5.4, 5.17, 6.3 and 6.4 shall survive without limitation as to time.

                   (b) The representations, warranties and covenants set forth in Section 5.7.3 shall survive, for each CATV Instrument and Seller Contract, until the applicable statutes of limitations have run.

                   (c) All other representations, warranties and covenants shall survive for two (2) years.

The date of expiration of any representation, warranty or covenant shall be referred to herein as the "Termination Date." Representations, warranties and covenants under this Agreement shall be of no further force or effect after the applicable Termination Date. Any claim for indemnification with respect to any alleged breach of any representation, warranty or covenant not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts thereto may not be pursued and is irrevocably waived and released after such time. Any and all claims for indemnification under this Section 14 must be based on either a Third Party Claim or a Direct Claim (as such terms are hereinafter defined).

         14.2      Limitations of Liability.

                   14.2.1         For purposes of this Section 14:

                          (i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement;

                          (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement;

                          (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement;

                          (iv) "Indemnifiable Losses" means any losses, liabilities, costs, fines, penalties, damages (actual, punitive or other), and expenses and any claims, demands or suits by any person or entity, including, without limitation, any federal governmental authority or any state, county, town, municipality, special political subdivision, or any agency, department or division related thereto, and costs and expenses actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements and reasonable attorneys' fees and expense, in such case (x) reduced by the amount of insurance proceeds recovered from any person or entity as a result of the Indemnifiable Losses involved and (y) provided, that the underlying liability or obligation is not solely the result of any action taken or omitted to be taken by the Indemnitee;

                          (v)  "Third Party Claim" means any claim or
         commencement of any action, proceeding, or investigation by any entity or person that is not a party to this Agreement or an affiliate of such a party; and

                          (vi) "Direct Claim" means any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim.

                   14.2.2 As between Seller and any affiliate of Seller, on the one hand, and Buyer and any affiliate of Buyer, on the other hand, the rights and obligation set forth in this Section 14 will be the exclusive rights and obligations with respect to the liabilities and obligations referred to in Section 14.3 and any breach of the representations, warranties or covenants contained in this Agreement, except for any liability, obligation or breach that results from the actual fraud under the common law, not otherwise implied or imputed, by a party to this Agreement.

                   14.2.3 Notwithstanding any other provision of this Agreement or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Section 14.3.1 or Section 14.3.2 until the aggregate amount of claims that may be asserted for such Indemnifiable Losses incurred by the Indemnitee exceeds One Thousand Two Hundred Eighty One Dollars ($1,281.00), after which amount the Indemnitee may claim for the entire aggregate amount of such claims.

                   14.2.4 Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 14.3.1 and of Buyer under Section 14.3.2 will not exceed One Hundred Sixty Thousand Two Hundred Dollars ($160,200).

                   14.2.5 Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any costs or expense related thereto, except to the extent such damages have been recovered by a third person and (a) are the subject of a Third Party Claim for which indemnification is available under the express terms of this Section 14, or (b) relate to a Third Party Claim asserted after the applicable statute of limitations has run.

         14.3      Indemnification.

                   14.3.1 Subject to the other sections of this Section 14, Seller will indemnify, defend and hold harmless Buyer and its affiliates, and their respective directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Seller of any of the representations, warranties or covenants contained in this Agreement, except for any such breach of representations, warranties or covenants which was specified on Seller's Schedules or Closing Certificate all of which are waived upon Closing, or (ii) any Third Party Claim, whether filed, asserted, or sought before or after the Closing Date, in respect of the operations of the CATV Systems or the ownership or operation of the Assets or CATV Systems by Seller, on or prior to the Closing Date, regardless of whether known or unknown, asserted or unasserted, on the Closing Date.

                   14.3.2 Subject to the other sections of this Section 14, Buyer will indemnify, defend and hold harmless Seller and its affiliates, and their directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Buyer of any representations, warranties or covenants contained in this Agreement, except for any such breach of representations, warranties or covenants which was specified on Buyer's Closing Certificate all of which are waived upon Closing, or (ii) any Third Party Claim, filed, asserted, or sought after the Closing Date, in respect to the ownership or operation of the Assets or the CATV Systems by Buyer or its affiliates after the Closing Date.

                   14.3.3 Payments made under this Section 14.3 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all tax returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any adjustment to the basis of any asset resulting from any adjustment to the purchase price or any additional or reduced taxes resulting from any such basis adjustment.

         14.4      Defense of Claims.

                   14.4.1 If any Indemnitee receives notice of the assertion of any Third Party Claim against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of actual notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party during the required notification period shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Section 14 to the extent that Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to Section 14.1 in order for such party to be indemnified. The Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof, provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless
(i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee, or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and the Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses or claims that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.

         14.4.2 Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the

Indemnitee actually becomes aware of the incurrence thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Section 14 to the extent the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to Section 14.1 in order for such party to be indemnified. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this
Section 14.

         14.4.3 If after the making of any Indemnification Payment, the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums incurred in connection herewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an affiliate of the Indemnitee in respect to the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this Section 14, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

         14.5 Extension of Due Date of Note. If Buyer has submitted a claim for Indemnifiable Losses pursuant to this Section 14 and there remains pending a claim for Indemnifiable Losses on the date payment of the Note is due, Buyer, in addition to its right to offset described in Section 3.3.3, shall be entitled to postpone payment of the Note until the claim for Indemnifiable Losses has been resolved pursuant to Section 14.

         14.6 Dispute Resolution Regarding Indemnification Claims. If either Seller or Buyer rejects a claim for indemnification by the other party, Seller and Buyer shall submit the dispute to binding arbitration in accordance with the alternative dispute resolution procedures set forth in Exhibit J.

         14.7 Offset. Buyer shall first satisfy any liability of Seller to Buyer under this Section 14 by offset against any amount due under the Note.

SECTION 15.  MISCELLANEOUS

         15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

         15.2 Assignment and Delegation of Agreement. Neither party may assign this Agreement or any interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that:

         (a) Buyer may assign and delegate, at or prior to Closing, all or a part of its rights and obligations under this Agreement to one or more entities formed and controlled by Buyer without the prior written consent of Seller; in no event shall any such assignment and delegation relieve Buyer from any liability under this Agreement, including without limitation the payment of the Purchase Price and the Note; and

         (b) Seller may assign, delegate and transfer, at or prior to Closing, all or a part of its rights and obligations under this Agreement to one or more entities affiliated with Seller, whether due to merger, consolidation or otherwise, without the prior written consent of Buyer, but with prior notice to Buyer; and Seller currently anticipates merging and consolidating PCI One Incorporated into Phoenix Cable Incorporated.

         15.3 Entire Agreement; Amendments. This Agreement constitutes and embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and this Agreement supersedes all prior or contemporaneous written or oral agreements and understandings between the parties with respect thereto. This Agreement may not be modified or amended except by a written instrument executed by the parties.

         15.4 Binding Effect. Notwithstanding the provisions of Section 15.2, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

         15.5 Additional Agreements. Seller and Buyer shall sign any additional agreements and other documents necessary or desirable to carry out the terms of this Agreement.

         15.6 Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals to be provided by each of them hereunder, and to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities.

         15.7 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

         15.8 Execution in Multiple Counterparts. This Agreement may be executed in one or more identical counterparts, and all of such counterparts, when taken together, shall be deemed to constitute the original of this Agreement.

         15.9 Schedules and Exhibits. Each of the Schedules and Exhibits listed below shall be incorporated into and shall for all purposes be deemed a part of this Agreement:

         Schedule 1.2     -       Assets
         Schedule 1.7     -       Description of CATV Systems
         Schedule 1.11    -       Equivalent Billing Units
         Schedule 1.14    -       Excluded Assets
         Schedule 3.4     -       Allocation of Purchase Price
         Schedule 4.1     -       Seller's Obligations Assumed by Buyer
         Schedule 5.4     -       Security Interests
         Schedule 5.5.2   -       Real Property Not Served with Electricity or
                                    Telephone
         Schedule 5.5.4   -       Easements to be Obtained
         Schedule 5.5.5   -       Environmental Matters
         Schedule 5.6     -       Required Consents
         Schedule 5.9.1   -       Copyright Filing Matters
         Schedule 5.11    -       Litigation and Proceedings
         Schedule 5.14.1  -       Employees
         Schedule 5.14.4  -       Employee Benefit Plans
         Schedule 5.14.9  -       Form 395-A Filings
         Schedule 5.15    -       Rate Reduction Orders
         Schedule 5.21    -       Seller's Financial Statements
         Schedule 5.22    -       Free CATV Service
         Schedule 6.2     -       Litigation Matters

         Exhibit A        -       Bill of Sale
         Exhibit B        -       Assignment and Assumption Agreement
         Exhibit C        -       Assignment and Assumption of Franchises
         Exhibit D        -       Assignment and Assumption of Leases
         Exhibit E        -       Seller's Certificate
         Exhibit F        -       Noncompetition Agreement
         Exhibit G        -       Note
         Exhibit H        -       Closing Documents Checklist
         Exhibit I        -       Buyer's Certificate
         Exhibit J        -       Alternative Dispute Resolution Procedures
         Exhibit K        -       Opinion of Seller's Legal Counsel

Except as otherwise provided in Section 4.1, any of such Schedules and Exhibits may be later amended or revised by the mutual consent of the parties. Such Schedules and Exhibits, as so amended or revised, shall be incorporated into and shall for all purposes be deemed a part of this Agreement.

         15.10 Waiver. No waiver of or with respect to any term, provision, requirement, or condition of this Agreement, nor consent by a party to the breach of or departure from any of the terms, provisions, requirements or conditions hereof by the other party, shall in any event be binding on or effective against the waiving or non-breaching party unless it be in writing and signed by such party, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

         15.11 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provisions of this Agreement shall be interpreted or construed against the party whose counsel drafted the provision.

         15.12 Captions and Headings. The captions and headings are inserted in this Agreement for convenience only, and shall in no event be deemed to define, limit, or describe the scope or intent of this Agreement, or of any provision hereof, nor in any way affect the interpretation of this Agreement.

         15.13 Notices. All notices and communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by messenger, by overnight delivery service, by facsimile transmission (receipt confirmed), or mailed by first class certified mail, return receipt requested, addressed to the parties at the addresses set forth below or at such other addresses as either party shall notify the other in accordance with this Section 15.13:

         If to Buyer:

                          Northland Communications Corporation
                          1201 Third Avenue, Suite 3600
                          Seattle, Washington 98101
                          Attn:  John S. Whetzell and James A. Penney

         and to:

                          John E. Iverson, Esq.
                          Ryan Swanson & Cleveland
                          1201 Third Avenue, Suite 3400
                          Seattle, Washington 98101





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
         If to Seller:

                          PCI One Incorporated
                          10 South Franklin Turnpike
                          Ramsey, New Jersey  07446-2551
                          Attention:  James H. Feeney

         and to:

                          Ronald Warner, Esq.
                          Thelen, Marrin, Johnson & Bridges
                          333 South Grand Avenue, Suite 3400
                          Los Angeles, CA  90071

         15.14 Legal Expenses. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief as set forth in this Agreement, such party's reasonable attorneys' and experts' fees and expenses.

         15.15 Severability; Invalidity. If any provision of this Agreement is held to be invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         15.16 Time of the Essence. Time is of the essence in this Agreement.

         15.17 Seller's Best Knowledge. As used throughout this Agreement, the phrase "to the best of Seller's knowledge" means the actual or constructive knowledge of any of the officers of Seller, after due investigation of the CATV Systems and discussion with the personnel of such CATV Systems.


BUYER:                                  NORTHLAND CABLE PROPERTIES FIVE
                                        LIMITED PARTNERSHIP

                                        By Northland Communications Corporation,
                                           Managing General Partner


                                           By /s/ JAMES A. PENNEY
                                             -----------------------------------
                                             Its Vice President
                                                --------------------------------

SELLER:                                    PCI ONE INCORPORATED


                                           By /s/ JAMES H. FEENEY
                                             -----------------------------------
                                             Its President
                                                --------------------------------


                                                                         Page 42